SMITH HELMS MULLISS & MOORE, L.L.P.
                        Attorneys at Law
                      Post Office Box 21927
                Greensboro, North Carolina 27420
                       (Tel) 336-378-5200
                       (Fax) 336-378-5400

April 4, 2000

Network Systems International, Inc.
200 North Elm Street
Greensboro, North Carolina 27401

Re:  Registration Statement on Form S-8
     1,000,000 Shares of Common Stock
     Network Systems International, Inc. and Subsidiaries Long-
     Term Stock Incentive Plan
     Network Systems International, Inc. Stock Option Agreement

Ladies and Gentlemen:

     In connection with the possible offering and sale from time to time of up to 1,000,000 shares of the common stock (the "Shares") of Network Systems International, Inc. (the "Corporation"), upon the terms and conditions set forth in the Registration Statement on Form S-8 (the "Registration Statement"), filed on April 4, 2000, by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the prospectus constituting a part thereof (the "Prospectus"), we are of the opinion that when (a) the Registration Statement shall become effective, and (b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement and the Prospectus, the Shares will be validly authorized and legally issued, fully paid and nonassessable.

     We hereby consent (1) to be named in the Registration Statement and in the Prospectus as attorneys who will pass upon the legality of the Shares and (2) to the filing of a copy of this opinion as Exhibit 5.1 of the Registration Statement.

                              Very truly yours,

                              /s/ SMITH HELMS MULLISS & MOORE, L.L.P.